Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Appointment of Karen J. Dearing to its Board of Directors

Bloomfield Hills, MI, December 3, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced that Karen J. Dearing has joined the Company’s Board of Directors (the “Board”) and will serve as a member of the Company’s Audit Committee.

Ms. Dearing currently serves as the Chief Financial Officer, Secretary, Treasurer and Executive Vice President of Sun Communities, Inc. (NYSE: SUI) (“Sun Communities”), a position she has held since 2008. Prior to joining Sun Communities in 1998, Ms. Dearing had over seven years of experience as the Financial Controller of a privately-owned automotive supplier and over four years of experience as a certified public accountant with Deloitte.

“We are extremely pleased to welcome Karen to our Board,” said Joey Agree, President and Chief Executive Officer. “Ms. Dearing’s extensive background in accounting, finance and capital markets at a high-growth, premier real estate investment trust will make her an invaluable addition to our Board. I look forward to her many insights and experiences as we continue to scale our growing and dynamic company.”

The Board has determined that Ms. Dearing is independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines and that she qualifies as an “audit committee financial expert” as defined in the Securities Exchange Act of 1934, as amended.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of September 30, 2020, the Company owned and operated a portfolio of 1,027 properties, located in 45 states and containing approximately 21.0 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190